GUARANTEE

         GUARANTEE dated as of October 29, 2002 by Bank of America Corporation (the "GUARANTOR"), in favor of Pioneer Protected Principal Plus Fund (the "GUARANTEED PARTY"), a series of Pioneer Principal Protection Fund (the "TRUST").

         To induce the Trust on behalf of the Guaranteed Party to enter into the Financial Warranty Agreement, dated as of October 29, 2002, among the Trust on behalf of the Guaranteed Party, as Fund, Pioneer Investment Management, Inc., as Adviser and Main Place Funding, LLC, as Warranty Provider ("MPF") (the "FINANCIAL WARRANTY AGREEMENT") and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor hereby irrevocably and unconditionally guarantees to the Guaranteed Party, with effect from the date of issuance of the financial warranty under the Financial Warranty Agreement, all present and future obligations of MPF to the Guaranteed Party arising out of the Financial Warranty Agreement; PROVIDED, that the Guarantor does not guarantee hereunder any obligations of MPF arising out of other transactions not governed by the Financial Warranty Agreement. Upon failure of MPF punctually to fulfill any such obligation, and upon written demand by the Guaranteed Party to the Guarantor, the Guarantor agrees to fulfill, or cause to be fulfilled, to the extent such obligation is not performed, the performance of such obligation; PROVIDED, that delay by the Guaranteed Party in giving such demand shall in no event affect the Guarantor's obligations under this Guarantee; PROVIDED FURTHER, that any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder shall not preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or by another agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

         The Guarantor hereby agrees that its obligations hereunder shall be continuing and unconditional and will not be discharged except by full and complete satisfaction of all present and future obligations of MPF to the Guaranteed Party arising out of the Financial Warranty Agreement, irrespective of any claim as to the validity, regularity or enforceability of the Financial Warranty Agreement, or the lack of authority of MPF to execute the Financial Warranty Agreement; or any change in or amendment to the Financial Warranty Agreement; or any waiver or consent by the Guaranteed Party with respect to any provisions thereof; or the absence of any action to enforce the terms of the Financial Warranty Agreement, or the recovery of any judgment against MPF or of any action to enforce a judgment against MPF under the terms of the Financial Warranty Agreement or any other circumstance relating to the Guarantor's obligations hereunder that might otherwise constitute a legal or equitable discharge or defense of this Guarantee.

         The Guarantor hereby waives diligence, presentment, demand on MPF for delivery or otherwise, filing of claims, requirement of a prior proceeding against MPF and protest or notice. This Guarantee is a guarantee of performance and not of collection. If at any time any delivery or payment by MPF under the Financial Warranty Agreement is rescinded or must be otherwise restored or returned by the Guaranteed Party upon the insolvency, bankruptcy or reorganization of MPF or the Guarantor or otherwise, the Guarantor's obligations hereunder with respect to such delivery or payment shall be reinstated upon such restoration or return being made by the Guaranteed Party.

         The Guarantor agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of any Guaranteed Party's counsel) in any way relating to the enforcement or protection of the rights of the Guaranteed Party hereunder; provided, that the Guarantor shall not be liable for any expenses of the Guaranteed Party if no delivery or payment under this Guarantee is due. The Guarantor reserves the right to assert defenses that MPF may have to any delivery or payment to the Guaranteed Party under the Financial Warranty Agreement other than defenses arising from the bankruptcy or insolvency of MPF and other defenses expressly waived hereby.

         The Guarantor represents to the Guaranteed Party as of the date hereof that:

         1. It is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and legal right to execute and deliver this Guarantee and to perform the provisions of this Guarantee on its part to be performed.

         2. Its execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of its certificate of incorporation or by-laws, as amended, or any law, regulation or contractual restriction binding on it or its assets.

         3 All consents, licenses, authorizations, approvals and clearances (including, without limitation, any necessary exchange control approval) and notifications, reports and registrations requisite for its due execution, delivery and performance of this Guarantee have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance.

         4. This Guarantee is its legal, valid and binding obligation enforceable against it in accordance with its terms, except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights or by general equity principles.

         By accepting this Guarantee, the Guaranteed Party agrees that the Guarantor shall be subrogated to all rights of the Guaranteed Party against MPF in respect of any delivery or payment made by the Guarantor pursuant to this Guarantee; provided, however, that the Guarantor shall not exercise or be entitled to receive any payments arising out of, or based upon such right of subrogation until all obligations under the Financial Warranty Agreement shall have been paid in full to the Guaranteed Party.

         Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Guarantor or the Guaranteed Party, as the case may be.

         All notices or demands on the Guarantor shall be deemed effective when received, shall be in writing and shall be delivered by hand or by registered mail, or by facsimile transmission promptly confirmed by registered mail, addressed to the Guarantor at:

                           Bank of America Corporation
                           c/o Banc of America Securities LLC
                           9 West 57th Street
                           New York, New York 10019
                           Attention: William C. Caccamise
                           Facsimile: (212) 847-5124

or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Financial Warranty Agreement.

         This Guarantee shall be governed by and construed in accordance with the laws of the State of New York. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Financial Warranty Agreement.


BANK OF AMERICA CORPORATION


By:  /s/ Karen A. Gosnell
     Name: Karen A. Gosnell
     Title: Senior Vice President